EXHIBIT 99.1

      CENUCO, INC. ACQUIRES A SERIES OF BRANDS FROM PLAYTEX PRODUCTS, INC.

Wednesday November 16, 5:12 pm ET

LAWRENCEVILLE, N.J.--(BUSINESS WIRE)--Nov. 16, 2005--Cenuco, Inc. (AMEX:ICU -
News) today announced that it has acquired a series of brands from Playtex Products, Inc., (NYSE:PYX - News). The brands acquired include Baby Magic(R), Ogilvie(R), Tussy(R), Binaca(R), Mr. Bubble(R), Tek, Dentax(R), Chubs(R), Dorothy Gray(R), and Better Off(R). Cenuco plans to integrate the acquired brands into its Lander health and beauty care division. The purchase price for the brand assets is $57 million, subject to certain adjustments.

Financing for the acquisition has been provided by institutional investors, including Highgate House Funds.

Joseph A. Falsetti, Chairman and Chief Executive Officer of Cenuco, stated: "The acquisition of these brands from Playtex is an exceptional opportunity for our company to leverage its current infrastructure to create substantial operational efficiencies and build on our strategy of expanding in the premium value category. We are looking forward to working with our financing partners to continue to strengthen our unique positioning and accelerate customer value creation in our targeted segments of the market. This acquisition is expected to create attractive strategic and financial synergies as we continue to grow our business. This acquisition will be immediately accretive."

The Hermes Group LLC served as the financial advisor to Cenuco in connection with the asset acquisition and The Stanford Group advised Cenuco on the financing.

About Cenuco

Cenuco, through its Lander health and beauty care division, is a manufacturer, marketer and distributor the LANDER and LANDER essentials brands of health and beauty care products. Lander also produces private label brands for a limited number of top retailers through its Canadian facility. Lander is a leader in the growing marketplace for value health and beauty care (HBC) products - sold in dollar store and value focused retailers such as Wal-Mart and Kmart. LANDER essentials is the Company's rapidly growing line of premium value bath and body products.

The Lander brand is recognized as the largest specialty bath brand as reported in 2004 by Information Resources, Inc. (IRI), a global provider of market content and business performance management within consumer goods and retail industries. The company is headquartered in Lawrenceville, New Jersey. The company operates two manufacturing and distribution facilities, one in Binghamton, New York and the other in Toronto, Canada. Visit http://www.lander-hba.com for additional information.

Visit http://www.cenuco.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company's ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Contact:

Cenuco, Inc., Lawrenceville
Steven Bettinger, 609-219-0930